SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549



                            FORM 8-K


                     Current Report Pursuant
                  to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


Date  of  report (Date of earliest event reported)       November 30, 1999

           __________________________________________


                            XCL LTD.
     (Exact Name of Registrant as Specified in Its Charter)


                            Delaware
         (State or other Jurisdiction of Incorporation)


     1-10669                                   51-0305643
(Commission File Number)                  (I.R.S. Employer
                                         Identification Number)


                   Petroleum Tower,  Suite 400
                 3639 Ambassador Caffery Parkway
                   Lafayette, Louisiana 70503
            (Address of Principal Executive Offices)


                          318-989-0449
      (Registrant's Telephone Number, Including Area Code)




Item 5.     Other Events.

     On December 1, 1999, XCL Ltd. (the "Company") issued a press release announcing that on November 30, 1999, the U.S. Bankruptcy Court for the Western District of Louisiana, in Opelousas, denied a Motion filed by its wholly owned subsidiary, XCL-China Ltd., to dismiss the Petition for Involuntary Bankruptcy that had been filed against XCL-China by Apache China LDC. The Court's decision was limited to a determination that Apache had standing to file that petition. The Court did not rule on the merits of Apache's petition, which will be decided at a later date. In addition, the Court ruled that Apache's filing of the Petition for Involuntary Bankruptcy stayed the arbitration XCL-China had filed against Apache China. The Court noted that it would consider a motion to lift that stay at the appropriate time, which, if granted, could allow that arbitration to move forward. If the Court does not lift the stay, then XCL-China's claims against Apache China will be tried and decided by the Bankruptcy Court.

     The disputes center on operations in the companies' Zhao Dong Block in the People's Republic of China. Apache China has asserted a $10 million claim against XCL-China for cash calls relating to operations on the Block, and XCL-China has commenced an arbitration proceeding challenging approximately $17 million in charges by Apache.

     XCL-China is reviewing the impact of the Court's ruling with its counsel. XCL-China will continue to vigorously press its claims against Apache.


                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        XCL LTD.

     December 1, 1999                         /s/ Lisha C. Falk
_________________________             By:_______________________________
             Date                     Name:     Lisha C. Falk
                                      Title:   Corporate Secretary